Stomp Technique

Total awareness through body alignment.


S.T.O.M.P
S.T.O.M.P
Proprioception
·Speed
·Agility
·Quickness
·Core
·Equilibrium
·Center of Gravity

Invest

$99.12 minimum investment

Deadline January 12, 2022
in a month

Share Price
$0.59

Total Raised
$20,553

Valuation
$5,015,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

features-and-benefits


S.T.O.M.P.™
SOUND. TOUCH. OPTIMIZE. MEMORY. PRECISION.
All In One Fitness Solution
For all beginner to advanced fitness levels.
Easily portable in your backpack.
Improves stability, reflexes, body alignment and core strength.
Five dot protocol with agility ladder.
Rehabilitation fitness.

eco-friendly-and-biodegradable

S.T.O.M.P™

SOUND. TOUCH. OPTIMIZE. MEMORY. PRECISION.

- High-quality microfiber suede surface.
- It is completely soft and gentle on the skin.
- Made sustainably with natural rubber no PVC, EVA, or other synthetic rubber.
- Non-toxic! No latex!
- A portion of all proceeds will be donated to the animal rescue foundation of the Hamptons.

arf

Eco friendly
and biodegradable!


STOMP
STOMP

get-a-full-body-workout

GET A FULL-BODY WORKOUT.

Designed for your proprioception, The S.T.O.M.P. Technique awareness mat teaches you total awareness while giving you a full-body workout.

S.T.O.M.P Mat- Back in Stock at Geary Gubbins

S.T.O.M.P.

Sound. Touch. Optimize. Memory. Precision.


GEARY GUBBINS
SPORTING GOODS

Designed For Your Proprioception, Which Is Often Considered Your Sixth Sense.


GEARY GUBBINS

The S.T.O.M.P Technique Exercise Mat, the newest disruption to the Fitness Industry is finally back in stock exclusively at Gubbins Running Ahead, INC., the premier Sporting Goods Stores in the Hamptons!! Barbara Gubbins loves her mat and we could not be happier!

S.T.O.M.P. MAT
BACK IN STOCK!

Visit **Geary Gubbins** in **Southampton** and **East Hampton** to purchase your m while they last! **Perfect Holiday Gift!**

S.T.O.M.P Technique Interview with Kevin Harrington



SUCCESS TO DATE

- Promoted by Kevin Harrington of Shark Tank
- Product made and available for purchase in local stores on Long Island, NY
- Mats utilized in outdoor fitness classes

PROBLEM

problem



Now more than ever, health is at the forefront of thought for many. New and innovative forms of exercise are needed to improve the overall health of individuals of all ages. According to the Center for Disease Control, only 1 in 4 US adults and 1 in 5 high school students meet the recommended physical activity guidelines. Additionally, about 31 million adults aged 50 or older are inactive, meaning that they get no physical activity beyond that of daily living. When not properly exercised or conditioned poorly, all of the following are affected:

- Motor skills

the-awareness-mat


FOLLOW US
THE TIME HAS COME
ORDER NOW
THE AWARENESS MAT
STOMPTECHNIQUE
Exercise
No Exercise
thestompmat.com
ORGANIC
100% NATURAL
NATURAL PRODUCT
BIO
ECO

- Cognitive skills

downward-facing-dog


Using Muscle Awareness to Lower Your Heels in
Downward Facing Dog Pose
serratus anterior
rotator cuff
triceps
gastrocnemius & soleus
peronei
quadriceps
pectoralis major
tibialis
DOWARD FACING DOG STRETCHES THE HAMSTRINGS AND CALVES AND STRENGTHENS THE ARMS, LEGS, AND BACK. IT CAN HELP RELIEVE BACK PAIN.
BRINGS MORE BLOOD FLOW TO YOUR BRAIN. THE POSE ALSO STRENGTHENS THE DEEP ABDOMINAL MUSCLES THAT HELP STABILIZE THE SPINE.

- Flexibility

SOLUTION

solution


KEVIN HARRINGTON

The S.T.O.M.P. Technique Awareness Mat teaches you total awareness while giving you a full body workout. In all previous workouts, your body plateaus along with the brain. S.T.O.M.P. is designed for your proprioception, which is often considered your sixth sense. Now you can increase your brain power with workout programs that are designed to challenge your brain through color stimulating routines by triggering the hippocampus, the part of your brain that is responsible for memory.

Some things to know about the S.T.O.M.P. Technique Awareness Mat:

- It's versatile, easy-to-use, and allows for quick, replicable and accurate measurements of upper and lower extremity movement patterns.
- By incorporating 5 dot protocol and agility ladder drills, the S.T.O.M.P. Mat can test and train movement in multiple planes as it aids in targeting each muscle group to improve coordination and reduce the chances of injury.
- It's designed to challenge your brain through color stimulating routines by triggering the hippocampus, the part of your brain that is responsible for memory.
- It's low impact and designed to rapidly excel the athlete in any sport, regardless of level
- Comprising 100% high-quality microfiber suede surface the S.T.O.M.P. Mat is biodegradable. Our mats are made sustainably with natural rubber that contains no PVC, EVA, or other synthetic rubbers. The designs are heat transferred onto the yoga mats, using a heat-pressing machine. This allows nearly no limitations in terms of design, and we can do photo quality, and multiple colours and designs.

designed-for-your-proprioception


S.T.O.M.P.™
stomptechnique@gmail.com
FOLLOW US ON SOCIAL MEDIA
Order Online NOW
thestompmat.com
DESIGNED FOR YOUR PROPRIOCEPTION
TAKE THE S.T.O.M.P. CHALLENGE AND MASTER THE WORLD AROUND YOU.

According to a study done at the NYU College of Nursing, "variety in exercise also increases enjoyment and decreases boredom, which makes people more motivated to follow through with a plan".

BUSINESS MODEL


SOUND TOUCH OPTIMIZE MEMORY PRECISION
S.T.O.M.P.™
DESIGNED FOR YOUR PROPRIOCEPTION
STOMP
TAKE THE S.T.O.M.P. CHALLENGE AND MASTER THE WORLD AROUND YOU.

proprioception

We are selling **Direct to Consumer (D2C)** via our website and advertising. We are also selling in schools, medical offices, and stores in a **Business to Business (B2B)** model.

MARKET

market



Market growth will ACCELERATE at a CAGR of almost
8%
INCREMENTAL GROWTH
$5.44 bn
2019
2024
The year-over-year growth rate for 2020 is estimated at
6.67%
The market is FRAGMENTED with several players occupying the market share
65%
of the growth will originate from NORTH AMERICA
One of the KEY DRIVERS for this market will be THE GROWING AWARENESS AMONG PEOPLE ABOUT HEALTHY LIFESTYLE
READ THE REPORT:
GLOBAL INTERACTIVE FITNESS MARKET 2020-2024
17,000+ reports covering niche topics
CONSUMER DISCRETIONARY
Read them at:
www.technavio.com
technavio

Due to the versatility of the S.T.O.M.P. Mat the market includes a wide demographic of individuals, ranging in age from 8-80. S.T.O.M.P. is initially targeting the fitness and wellness markets, including:

- High-intensity Interval Training (HIIT)
- Yoga
- Physical Therapy
- Athletes

> "I have had the pleasure of using the STOMP mat for special populations. As a neuroscientist and exercise physiologist I endorse this mat for its excellence in teaching clients agility, proprioception, balance, and much more. It is a well thought out option for home rehabilitation, as well as typical exercise and sports training."
>
> *- Dr. Christine Grimadli, Body Mantra and Barre Salt Spa*

TESTIMONIALS



"Health and fitness is crucial in today's life, and that's why I'm excited to bring you the next true movement in fitness. The S.T.O.M.P. a utility fitness mat and method will revolutionize the fitness industry."

Kevin Harrington
Original Shark on Shark Tank



“My name is Elizabeth Halfpapp, one of the founders of exhale. S.T.O.M.P. is the ultimate balance of strength, flexibility, balance and coordination.”

Elisabeth Halfpapp
Executive VP, Movement Programming



“My name is David Endres and I am the cofounder of SPEAR physical therapy. I have been in the physical therapy field for close to 20 years and have seen and used many products in that time. The S.T.O.M.P. fitness mat adds a new dimension of possibility in the treatment of all age groups, from the young athlete to the elderly patient. I have been using Daniel’s mat in my office for over two months and found it to be very beneficial in helping my patients not only recover from orthopedic issues, but in improving agility, flexibility, stamina, core stabilization, and functional ability. The ‘STOMP’ fitness mat allows athletes and patients to perform in all planes of motion and helps to promote coordination of many physiologic systems. My patients have been able to re-develop simple skills lost from injury such as reaching, lunging, hopping, and simply walking without fear of falling. They leave their treatments with an overall improved sense of total body awareness.”

David Endres
Physical Therapist

TEAM



Daniel Diaz

Founder and Creator

Daniel has a vast background in gymnastics, stunt work and acting. He was the original Blue Power Ranger. He graduated from The International Stunt School where he was trained by the stunt veteran David Boushey. Daniel choreographed dance routines for the techno band KLF and travelled worldwide with them. He choreographed Troma Entertainment's 25th anniversary at the Cannes Film Festival while doing stunt work in their superhero movies. He was married to jewelry designer Hilary Joy at the Cannes Film Festival in 2000.



Carlos Campbell

Carlos went to University of Notre Dame as the #1 Skilled Athlete in the country. A former professional athlete of the Arena Football League for 7 years. He tests and consults for some of the biggest competition shows on television including NBC's American Ninja Warrior and The Titan Games.



Judy Deuchar

Judy Deuchar is the General Manager of TVSN, a shopping channel in Australia and New Zealand. Her background is in Merchandising, Marketing, Digital, Programming and Logistics. She was the Founder of Clifton Studio which provided services to brands and retailers globally. Formerly JD was the VP/Director of Merchandising, Planning and Merchandise operations for Qvc Uk. JD was also The Managing Director for Elle Jewelry, a French Corporation with a subsidiary based in Hong Kong. JD has been based in three continents and has worked on global brand transformations, creation and built vertical digital platforms.





Kevin Harrington

An original "Shark" on the hit TV show Shark Tank, the creator of the infomercial, pioneer of the As Seen on TV brand, and co-founding board member of the Entrepreneur's Organization—Kevin Harrington has pushed past all the questions and excuses to repeatedly enjoy 100X success. His legendary work behind-the-scenes of business ventures has produced well over $5 billion in global sales, the launch of more than 500 products, and the making dozens of millionaires. Twenty of his companies have each topped $100 million in revenue.

Steve Mandell

Steve Mandell is the Chairman and CEO of Gameplan Entertainment (GP) who is an attorney that is an experienced agent in Contract Negotiations, Branding and Marketing Development, Licensing Agreements, Television and Radio Agreements and development. Digital Branding and development and Consulting for Companies for Branding, Marketing and Entertainment.GP is responsible for advising STOMP with regards to STOMP'S business plan, brand development. GP has designed and will continue to update STOMP'S website.



Hilary Joy Diaz

President and Managing Shareholder

Hilary Joy Diaz graduated in Broadcasting and Film from The School of Public Communicatons at Boston University. For twenty three years Hilary owned a jewelry factory with 80 employees in New York City. She is a jewelry designer and on air talent who has had and still has her own shows in Australia, France, China, Germany, Japan, New Zealand, U.K. and the USA.

Hilary has traveled to 22 countries and has always had her workout routine in all of them. With the Stomp Technique Hilary easily folds her mat into quarter and puts it in her carry on luggage. She calls it transportable fitness.

Hilary has also been a salesperson globally for over thirty years and has been deeply involved in international marketing.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Advertising	$118,875	47.6%
Inventory	$118,875	47.6%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Stomp Technique, Inc.. This offering must raise at least $10,000 by January 12, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Stomp Technique may issue additional securities to raise up to $250,000, the offering's *maximum*.

$20,553 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,923,728 shares
× $0.59 per share

$5,265,000 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on July 26, 2021
- Form C/A on August 9, 2021
- Form C/A on August 30, 2021
- Form C/A on September 23, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Instagram

UPDATES

- Oct 4, 2021 — "Watch now". Up Date
- Oct 4, 2021 — Testimonial
- Sep 23, 2021 — Filed Form C/A
- Aug 30, 2021 — Filed Form C/A
- Aug 9, 2021 — Filed Form C/A
- Jul 26, 2021 — Primary offering of 423,728 shares at $0.59
- Jul 26, 2021 — Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com

Investor FAQ

Entrepreneur FAQ

Educational Materials & Risks

Help Center

Work with Us

News

About Netcapital